Exhibit 10.3.2

THIRD AMENDMENT

TO THE

TELEFLEX 401(k) SAVINGS PLAN

Background Information

A.	Teleflex Incorporated (“Company”) maintains the Teleflex 401(k) Savings Plan (“Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the Plan and their beneficiaries.

B.	Section 13.02 of the Plan authorizes the Financial Benefit Plans Committee (“Committee”) to amend the Plan in accordance with its charter and bylaws.

C.	In accordance with its delegated authority, and in the time period permitted by Treasury Regulations Section 1.401(a)(4)-11(g), the Committee desires to amend the Plan to provide a discretionary profit sharing contribution for certain non-highly compensated employees.

Third Amendment to the Plan

1.	Section 3.08 of the Plan is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, for the Plan Year ending December 31, 2010, the Employer shall make a Profit Sharing Contribution for the Participants listed in Appendix A hereto, each of which is a Non-highly Compensated Employee, in the amount set forth therein and allocated as set forth therein.”

2.	All other provisions of the Plan shall remain in full force and effect.

TELEFLEX INCORPORATED

By:	/s/ Douglas R. Carl

Date:	August 12, 2011